                                                                    EXHIBIT 99.1

                 HAWAIIAN AIRLINES REACHES AGREEMENT WITH PILOTS

HONOLULU -- Just before the bankruptcy court was expected to decide on the company's motion to impose a new contract on its pilots, Hawaiian Airlines has negotiated a revised contract with the Air Line Pilots Association (ALPA).
Hawaiian and ALPA had previously reached an agreement, but the original agreement did not get the necessary majority vote of the membership.

Hawaiian Trustee Joshua Gotbaum said, "We're very pleased that, as we've done with Hawaiian's other unions, we were able to negotiate a contract both sides think is fair. Hawaiian's pilots and other employees are essential to the airline's success, and it's important they have contracts that recognize their contributions."

Hawaiian did not disclose the terms of the tentative agreement pending its presentation to pilots. The company did note that, as with its other union contracts and unlike other contracts being negotiated in the industry, this new agreement includes pay increases, not pay cuts or overall cost cuts. It also includes productivity improvements to offset the costs of benefit and pay increases.

ALPA expects to hold a ratification vote within the next two weeks. Gotbaum said he would ask the court to defer its decision on the company's motion to impose a contract until after the ratification vote was taken, since the company would much prefer a negotiated contract to one imposed by the court.

Hawaiian has already negotiated ratified agreements with five other union bargaining groups representing almost 90 percent of its organized employees.
Since all other labor contracts and financing are in place, once the contract is ratified Hawaiian will be able to emerge from Chapter 11.

ABOUT HAWAIIAN AIRLINES
Hawaiian Airlines, the nation's number one on-time carrier, is recognized as one of the best airlines in America. Readers of two prominent national travel magazines, Conde Nast Traveler and Travel + Leisure, have both rated Hawaiian as the top domestic airline serving Hawaii in their most recent rankings, and the fifth best domestic airline overall.

Celebrating its 76th year of continuous service, Hawaiian is Hawaii's biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to
Hawaii from more U.S. gateway cities than any other airline. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands, as well as service to Australia, American Samoa and Tahiti.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and
PCX: HA). Since the appointment of a bankruptcy trustee in May 2003, Hawaiian
Holdings has had no

responsibility for the management of Hawaiian Airlines and has had limited access to information concerning the airline. Additional information is available at www.HawaiianAir.com.